Exhibit 19.1

MOBILEYE GLOBAL INC.

SECURITIES TRADING POLICY

(AS ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 16, 2023)

A.	Background

On March 16, 2023, the Board of Directors (the “Board”) of Mobileye Global Inc. (“Mobileye”) adopted this Securities Trading Policy for (i) Board members, (ii) officers, (iii) employees, (iv) others who are working for or providing services to Mobileye, such as contingent workers or consultants, unless they are specifically informed otherwise in writing, and (v) certain other designated persons. It applies to the trading of Mobileye’s securities as well as the securities of certain other companies and investment funds.

Relevant securities laws prohibit the purchase or sale of a public company’s securities by persons who are aware of material information about that company that is not generally known or available to the public – colloquially known as ‘insider trading’. Likewise, these laws prohibit persons who are aware of such material nonpublic information from disclosing this information to others. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute insider trading and the consequences, which can be severe. The United States Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, Nasdaq, and Israeli regulatory authorities investigate, and are very effective in detecting, insider trading. The SEC, together with the United States Attorneys, pursues insider trading violations vigorously. Cases have been prosecuted successfully against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. This Policy is designed to prevent insider trading (or allegations of insider trading) and to protect both you and Mobileye from liability for such acts, as well as Mobileye’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact Mobileye’s General Counsel, Ms. Liz Cohen-Yerushalmi or another member of the Mobileye Legal Department (the “Legal Department”) at generalcounsel@mobileye.com.

Where Mobileye has discretion to act under this Policy, that discretion is in practice exercised by the Legal Department.

B.	Penalties for Noncompliance

Civil and Criminal Penalties. Under United States law, potential penalties for insider trading include (1) imprisonment for up to twenty years, (2) criminal fines of up to $5 million and (3) civil fines of up to three times the profit gained or loss avoided.

Controlling-Person Liability. If Mobileye fails to take appropriate steps to prevent insider trading, Mobileye may have “controlling person” liability, with civil penalties of up to the greater of $1 million or three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to Mobileye’s Board members, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Mobileye Sanctions. Failure to comply with this Policy may also subject you to Mobileye-imposed sanctions, including dismissal, whether or not your failure to comply with this Policy results in insider trading.

C.	Scope of Policy

Persons Covered. As a Board member, officer, employee or consultant of Mobileye or its subsidiaries, this Policy applies to you. The same restrictions that apply to you also apply to:

•	Your family members who reside with you;
•	Anyone else who lives in your household;

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•

Any family members who do not live in your household but whose transactions in Mobileye securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Mobileye securities); and

•	Any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”).

You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy. You should make them aware of the need to confer with you before they trade in securities covered by this Policy. Where you are unsure as to whether someone falls into one of the above categories, you should err on the side of caution and assume that they do.

Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in Mobileye’s own securities. It includes trading in securities whose value is determined, in whole or in part, by the value of Mobileye’s securities; and in the securities of other companies, such as customers or suppliers of Mobileye and companies with which Mobileye may be negotiating major transactions, such as an acquisition, investment or sale, such as Intel. It also includes trading in the securities of publicly held investment funds, mutual funds and index funds, that own a disproportionate amount of Mobileye securities compared to other securities in the fund’s portfolio. Information that is not material to Mobileye may nevertheless be material to one of these other companies.

Transactions Covered. Trading includes purchases and sales of shares, derivative securities such as put and call options, convertible debentures and convertible preferred shares, as well as derivative securities not issued by Mobileye, such as exchange-traded funds or exchange-traded put or call options or swaps relating to Mobileye’s shares, and debt securities (debentures, bonds and notes). Trading also includes certain transactions under Mobileye plans, as follows:

•

Option Shares. This Policy’s trading restrictions generally do not apply to the exercise of an option to purchase shares. The trading restrictions do apply, however, to any sale of the underlying shares acquired under exercise of an option, or to a cashless exercise of the option through a broker (often called a “same-day sale”). Such a transaction entails selling a portion of the underlying shares to cover the costs of exercise and/or withholding taxes. This Policy also applies to subsequent sales of shares received upon the exercise of options in which the proceeds are used to fund the option exercise price.

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Restricted Shares or Restricted Share Unit Awards. This Policy does not apply to the vesting of restricted shares or restricted share unit awards, or the exercise of a tax withholding right pursuant to which you elect (or Mobileye elects on your behalf) to have Mobileye withhold shares to satisfy tax withholding requirements upon the vesting or settlement of any restricted shares or unit award. This Policy does apply, however, to any sale of restricted shares to a third party.

D.	Gifts

Bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell Mobileye securities while the donor is aware of material nonpublic information. Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift is “bona fide” may depend on various circumstances surrounding the gift. Accordingly, you are encouraged to consult the Legal Department when contemplating a gift.

E.	Statement of Policy

No Trading on Inside Information. You may not trade in Mobileye securities (or other companies specified in “Scope of Policy – Companies Covered” above), directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to Mobileye. Similarly, you may not trade in any securities whose

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value is determined, in whole or in part, by the value of Mobileye’s securities; or in the securities of any other company if you are aware of material nonpublic information about that other company that you obtained in the course of your engagement with Mobileye.

No “Tipping”. You may not pass material nonpublic information on to others or recommend to others the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from the other person’s trading.

No Assisting Others. You may not assist anyone in engaging in any activity prohibited by this Policy.

No Exception for Hardship. The existence of a personal financial emergency or hardship does not excuse you from compliance with this Policy.

No Exception for ‘Small’ Trades. There is no exception for a ‘small’ trade or a ‘small’ profit made/loss prevented.

No Exception for Transactions Unrelated to Inside Information. There are no exceptions to this Policy, except as specifically noted herein. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Mobileye’s reputation for adhering to the highest standard of conduct. To avoid even the appearance of impropriety, additional restrictions on trading Mobileye securities apply to directors, officers and certain designated employees who have regular access to material nonpublic information about Mobileye. These policies are set forth in the Addendum attached hereto (the “Addendum”). Mobileye will notify you if you are subject to the Addendum. The Addendum generally prohibits directors, officers and the designated employees from any trading in Mobileye securities during blackout periods and, for a sub-set of them, requires pre-clearance for all transactions in Mobileye securities.

F.	Definition of “Material Nonpublic Information”

Note that inside information has two important elements—materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Depending on the circumstances, the following may constitute material information:

•	Earnings guidance, including projections of future revenues, costs, earnings or losses, changes to previously announced earnings guidance, or the decision to suspend earnings guidance,
•	Earnings or operating results that are inconsistent with the consensus expectations of the investment community,
•	A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets,
•	A significant pending or proposed joint venture,
•	A Mobileye restructuring or a significant related-party transaction,
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Major events regarding Mobileye’s securities, including a change in dividend policy, the declaration of a share split, the offering of additional securities or the establishment of a repurchase program,

•	Bank borrowings or other financing transactions out of the ordinary course,

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•	Severe financial liquidity problems or an impending bankruptcy,
•	A change in executive management,
•	Actual or threatened major litigation or government action, or the resolution of such litigation,
•	Significant technology events, such as major discoveries or significant developments of or changes in products, research or technologies,
•	New major contracts, orders, suppliers, customers, partners or finance sources, the loss thereof or major marketing changes,
•	The acquisition or licensing of products or product candidates, the introduction or a change in status of significant new products, or a significant change in Mobileye’s pricing or cost structure,
•	A change in auditors or notification that the auditor’s reports may no longer be relied upon,
•	The imposition of a ban on trading in Mobileye securities or the securities of another company, and
•	A cybersecurity incident or risk that may adversely affect Mobileye.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight (i.e. with the benefit of seeing what actually happened to the share price), questions concerning the materiality of particular information should be resolved in favor of materiality. In other words, in case of doubt, trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by (i) disclosure through the Dow Jones “broad tape” or a newswire service, (ii) publication in a widely available newspaper, magazine or news website, or (iii) filing public disclosure documents with the SEC that are available on the SEC’s website) and the investing public has had time to digest the information fully. As a general rule, information is considered nonpublic until the end of one full trading day after the information is released. For example, if Mobileye announces earnings before trading begins on a Tuesday, then the first time you can buy or sell Mobileye securities is the opening of the market on Wednesday (assuming you are not aware of other material nonpublic information at that time). However, if Mobileye announces earnings after trading begins on that Tuesday, then the first time you can buy or sell Mobileye securities is the opening of the market on Thursday.

G.	Blackout Procedures

Quarterly Blackout. The following blackout procedures apply to all Mobileye directors and officers and certain designated employees together with their family members and other members of their household and Controlled Entities as described under “Scope of Policy – Persons Covered” above. Mobileye’s announcement of its quarterly financial results always has the potential to have a material effect on the market for Mobileye’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, Relevant Individuals may not trade in Mobileye’s securities during the period beginning 15 calendar days before the close of each fiscal quarter and ending after one full trading day following the release of Mobileye’s earnings for that quarter on Form 8-K (note that the Form 10-Q for the applicable period may be filed later than the Form 8-K, but the filing of the Form 8-K is the relevant date for this purpose) .

Event-Specific Blackouts. From time to time, an event may occur that may be considered material to Mobileye and

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is not publicly known. As long as the event may be considered material and remains nonpublic, the persons who are aware of the event may not trade in Mobileye securities or investment funds that own a disproportionate amount of Mobileye’s securities.

In addition, whenever Mobileye considers it necessary or desirable to promote compliance with applicable securities laws, it may notify all or any group of Board members, officers, employees or consultants that they are not permitted to trade in Mobileye’s securities or in the securities of another public company. This trading restriction is known as an “event-specific blackout.” Mobileye has full discretion to determine the time period during which trading will be blacked out. Because it is often difficult to assess the materiality of nonpublic information, Mobileye may impose an event-specific blackout if there is risk that nonpublic information may be material, even though the matter is not free from doubt.

The existence of an event-specific blackout will be announced only to those persons who are prohibited from trading. It applies to these persons whether or not they are aware of the event that triggered the blackout. A person who was made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to anyone else.

The failure of the Legal Department to subject a person to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Interim Earnings Guidance. Mobileye may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K, or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while Mobileye is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market. Mobileye has full discretion to determine the time period during which trading will be blacked out and the persons to whom the blackout will apply.

Cancellation of Orders Given Prior to the Beginning of a Blackout Period. If you have given an order for a trade that is not yet executed as of the beginning of a blackout period, you must immediately cancel that order as soon as the blackout period begins.

General. Even if a blackout period is not in effect, at no time may you trade in Mobileye securities if you are aware of material nonpublic information about Mobileye.

H.	Exception for Approved 10b5-1 Plans

SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the United States federal securities laws for trading plans that meet certain requirements (“10b5-1 Plans”). Detailed information concerning 10b5-1 plans is set forth in Schedule A to this Policy.

I.	Additional Guidance

Mobileye considers it improper for those who are employed by or associated with Mobileye to engage in short-term or speculative transactions in Mobileye’s securities or in other transactions in Mobileye’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Mobileye securities is subject to the following additional guidelines:

Short Sales. You may not engage in short sales of Mobileye’s securities (sales of securities that you do not own, i.e. borrowed securities or sales of securities that you do own, but with delayed delivery). You must maintain ownership of a number of shares at least equal to the number that you sold short.

Options, Other Derivative Securities and Hedging. You may not engage in transactions involving options on Mobileye’s securities, such as puts, calls and other derivative securities, whether on an exchange or in any other

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market. You also may not engage in hedging transactions, such as collars, equity swaps, exchange funds and forward sale contracts or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Mobileye’s securities. (Please consult the Legal Department if you are uncertain whether a particular type of transaction is covered by this prohibition.)

Standing or Limit Orders. A standing or limit order is an instruction to a broker to trade a security if the market price reaches a certain amount. Standing or limit orders are permitted, but they involve risk because they leave you with no control over the timing of the transaction and could be executed by the broker when you are aware of material nonpublic information, which could constitute insider trading. If you place such an order at a time when you do not have material non-public information, it is possible -but not certain – that it will satisfy the requirements to qualify as a 10b5-1 plan. This Policy recommends, however, that instead of standing or limit orders you instead use a formal written 10b5-1 plan (see Schedule A).

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent—by the broker if you fail to meet a margin call, or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Mobileye securities, you are prohibited from holding Mobileye securities in a margin account or pledging Mobileye securities as collateral for a loan. An exception to this prohibition may be granted where you wish to pledge Mobileye securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. If you wish to pledge Mobileye securities as collateral for a loan, you must submit a request for approval to the Legal Department at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Short-Term Trading. If you purchase Mobileye securities in the open market, you may not sell any Mobileye securities of the same class (which includes any other securities that are convertible or exchangeable into such class) during the six months following the purchase (or vice versa). Short-term trading of Mobileye securities may be distracting to the person and may unduly focus the person on Mobileye’s short-term stock market performance instead of Mobileye’s long-term business objectives.

J.	Post-Termination Transactions

This Policy continues to apply to your transactions in Mobileye securities even after you have separated from service with Mobileye or a subsidiary. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Mobileye securities until that information has become public or is no longer material. All applicable “blackout” periods that are pending at the time of termination of your employment or service relationship will also continue to apply after termination of that relationship, until the scheduled end of those “blackout” periods as of the time of termination of your employment or other service relationship. The pre-clearance procedures specified in the Addendum, however, will cease to apply to transactions in Mobileye securities upon the expiration of any blackout period or other Mobileye-imposed trading restrictions applicable at the time of the termination of service.

K.	Unauthorized Disclosure

Maintaining the confidentiality of Mobileye information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about Mobileye or its business plans in connection with your employment as confidential and proprietary to Mobileye. Employees should treat all corporate information with discretion and discuss confidential data only with those Mobileye employees who have a right and a need to know. In particular, do not discuss confidential information with relatives, friends or acquaintances. Inadvertent disclosure of confidential or inside information may expose Mobileye and you to significant risk of investigation and litigation. Please consult with the Legal Department regarding Mobileye’s corporate communications policies for more details regarding Mobileye’s policy on speaking to the media, financial analysts and investors.

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The timing and nature of Mobileye’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, Mobileye and its management. Accordingly, it is important that responses to inquiries about Mobileye by the press, investment analysts or others in the financial community be made on Mobileye’s behalf only through authorized individuals.

In addition, you are prohibited at all times from posting any confidential information about Mobileye, including but not limited to confidential information about its products, its customers and partners, or its potential customers and partners, as well as any other confidential or “material” nonpublic information, in any Internet posting or discussion group. This includes, but is not limited to, Internet message boards, social media sites, blogs, chat rooms and any other website or web service that allows users to post content (e.g., Facebook, LinkedIn, Twitter, Quora, and the like).

Please do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex and not always intuitive while violations entail severe consequences.

L.	Specific Provisions on Board Members’ Transactions in Listed Securities of Other Companies

To the extent not prohibited by this Policy, a member of the Board may freely execute transactions in listed securities of other companies.

However, in the event that it is likely that one or more members of the Board are or may be in possession of material information relating to another company whose shares are publicly traded, the Presiding Director of the Board may determine that members of the Board cannot execute transactions in the securities of that publicly traded company. In the event the Presiding Director of the Board is in possession of material nonpublic information with respect to another publicly traded company, the entire Board shall determine whether the Presiding Director may execute any proposed transaction in the securities of that company.

A Board member who has entered into a written arrangement transferring the full management of his or her securities portfolio to an independent third party is exempt from compliance with the provisions of the foregoing paragraph.

M.	Personal Responsibility

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, Mobileye may take disciplinary action, including dismissal.

N.	Mobileye Assistance

Your compliance with this Policy is of the utmost importance both for you and for Mobileye. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Legal Department. All determinations and interpretations by the Legal Department shall be final and not subject to further review.

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SCHEDULE A

10B5-1 PLANS

Rule 10b5-1 of the SEC provides an affirmative defense from insider trading liability under the United States federal securities laws for trading plans that meet certain requirements.

A 10b5-1 plan must be entered into while you are not aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the number of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either:

•	Clearly specify in advance the amount, pricing and timing of transactions (including by formula or algorithm), or
•

Delegate discretion on those matters to an independent third party (such as a securities broker or investment manager). Of course, the independent third party cannot make discretionary investment decisions on your behalf while the independent third party is in possession of material nonpublic information about Mobileye.

Trades that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Securities Trading Policy, including the restrictions relating to blackout periods. Directors and officers who adopt 10b5-1 plans must notify the Compliance Officer of this fact, including a copy of the plan.

A 10b5-1 plan must comply with the following requirements:

•	10b5-1 plans may not be adopted during a blackout period and may only be adopted when you are not aware of material nonpublic information,
•	10b5-1 plans must be adopted in “good faith” and the shareholder must act in good faith with respect to the plan throughout the duration of the plan,
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Plans entered into by officers and directors must contain specific representations that such individual is not aware of material non-public information at the time the plan is entered into and that such individual is adopting the plan in good faith and not as part of a plan to evade the prohibition against illegal insider trading,

•	The plan must not become effective until:
•

for directors and officers, the later of (1) the 91st day following the adoption or modification of the plan or (2) two business days after the filing of a Form 10-Q or Form 10-K covering the financial reporting period in which the plan was adopted or modified, but in no event later than 120 days,

•	for individuals other than directors or officers, the 31st day following the adoption or modification of the plan;
•	The plan must remain in effect for at least six months,
•	You may enter into only one “single trade” plan in any 12-month period,
•	You may not enter into overlapping 10b5-1 plans, subject to a few limited exceptions:
•

where trades under a new plan do not begin until all trades under an old plan have been completed; however, where an old plan is terminated and the first trade under the new plan would have occurred during what would have been the mandatory cooling-off period assuming that the new plan had been adopted on the date the old plan was terminated (the “effective cooling-off period”), then the affirmative defense under Rule 10b5-1 would be unavailable until such cooling-off period has been satisfied,

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•	where a series of separate contracts with different brokers, if the contracts, considered together, otherwise meet the requirements of a 10b5-1 plan,
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where a separate plan is entered into for purposes of “sell-to-cover” transactions where a broker sells securities to satisfy tax withholding obligations in connection with the vesting of your awards or other incentive compensation (but not in connection with option exercises under your control);

•	You may not enter into any transaction in Mobileye securities outside of the Rule 10b5-1 plan while the plan is in effect, and
•	If the Rule 10b5-1 plan is terminated, you must wait at least 30 days before trading outside of the plan.

Any amendment, suspension or termination of a 10b5-1 plan must be promptly notified to the Compliance Officer so that the Company can meet its required disclosure obligations with respect to such plans. Amendments are subject to the cooling-off period; modifications that do not change the pricing, amount of securities or timing of trades will not trigger a new cooling-off period.

If a Board member, executive officer or other employee or consultant or a family member intends to make regular sales of Mobileye shares (for example, to diversify his or her portfolio or to meet financial commitments), then Mobileye highly recommends that a 10b5-1 plan be considered.

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ADDENDUM

I.	PRE-CLEARANCE PROCEDURES

Those subject to this Addendum – (i) Mobileye’s directors, (ii) each person deemed to be an “officer” in accordance with Rule 16a-1(f) (“Officers”) , plus (iii) certain others designated by Mobileye from time to time – as well as the spouses, minor children, adult family members sharing the same household and any other person or entity over whose securities trading decisions the individuals in (i) – (iii) exercise influence or control (collectively, “Related Insiders”), may not engage in any transaction involving Mobileye’s securities (including, inter alia, the exercise of stock options, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance of the transaction from the Compliance Officer.

Each proposed transaction will be evaluated to determine if it raises insider trading or other concerns. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of the transaction. Clearance, if given, will specify a time window during which the transaction must be effected. If clearance is denied, the fact itself of such denial must be kept confidential by the person requesting such clearance.

II.	REPORTING AND FORM FILING REQUIREMENTS

Directors and Officers of Mobileye, as well as beneficial owners of more than 10% of the outstanding shares of any class of voting Mobileye equity securities, must file forms with the U.S. Securities and Exchange Commission (the “SEC”) disclosing their direct and indirect pecuniary interest in most transactions involving Mobileye’s equity securities. In this context, “equity securities” of Mobileye include shares of the classes of equity securities created under Mobileye’s governing documents, such as common stock, as well as any securities (regardless of whether issued by Mobileye) that are exchangeable for or convertible into, or that derive their value from, an equity security of Mobileye. These other securities are known as “derivative securities,” and include options, restricted share units, warrants, convertible securities and stock appreciation rights.

A.	Forms 3, 4 and 5

The Legal Department will assist directors and Officers in preparing and filing the following Section 16 reports but each individual director and Officer is responsible for the timing and contents of his or her reports:

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Form 3, Initial Beneficial Ownership Statement. A person who becomes a director or Officer of Mobileye must file a Form 3 within 10 calendar days of assuming office, even if such person does not own any Mobileye equity securities at the time of assuming office. The Form 3 must disclose such person’s position and ownership of any Mobileye equity securities as of immediately prior to assuming office.

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Form 4, Changes of Beneficial Ownership Statement. As long as a person remains a director or Officer, and for six months after a person ceases to hold such a position with Mobileye, a Form 4 must be filed with the SEC before 10:00 p.m., Eastern, on the second business day following any transaction by that person, whether directly or indirectly, in Mobileye equity securities (e.g., a transaction undertaken on Monday must be filed by 10:00 p.m., Eastern on Wednesday). There are exceptions to this requirement for gifts and a very limited class of employee benefit plan transactions.

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Form 5, Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a director or Officer of Mobileye during any part of Mobileye’s fiscal year to report:

‒	all reportable transactions in Mobileye equity securities that were specifically eligible for deferred reporting on Form 5;
‒	all transactions that should have been reported during the last fiscal year but were not (for any reason); and

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‒	with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years (i.e., the year just ended and the previous one).

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of Mobileye fiscal year, or the first business day thereafter. Common types of transactions reportable on Form 5 include gifts and certain acquisitions of less than $10,000 in any six-month period, either of which may be reported on a voluntary basis on any Form 4 filed before the Form 5 is due.

B.	Indirect Ownership by Related Insiders

The reports described above must also reflect any indirect ownership by directors and Officers, including all holdings and transactions by Related Insiders. This includes transactions by immediate family members living in the director’s or Officer’s household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents and siblings, including in-laws and adoptive relationships.

Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Compliance Officer, or, if you prefer, your individual legal counsel. Mobileye must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by directors and Officers, and must post on its website, by the end of the business day after their filing with the SEC, any Forms 3, 4 and 5 relating to Mobileye’s securities.

C.	Reporting Exemptions for Certain Employee Benefit Plan Transactions

Rule 16b-3 under the Exchange Act provides exemptions for directors and Officers reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine transactions under tax-conditioned thrift, stock purchase and excess benefit plans.

A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were already previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.

The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements, although related share-withholding transactions, if any, would give rise to Form 4 reporting obligations.

III.	SHORT-SWING TRADING PROFITS AND SHORT SALES
A.	Short-Swing Trading Profits

In order to discourage directors and Officers from profiting through short-term trading transactions in equity Mobileye securities, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to Mobileye. (This is in addition to the reporting requirements described above.)

“Short-swing profits” are the profits, whether real or notional, that result from any purchase and sale (or sale and purchase) of Mobileye’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in Mobileye’s securities (including derivative securities), not only a purchase and sale (or sale and purchase) of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the director or Officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

B.	Short-Swing Exemptions for Employee Benefit Plan Transactions

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As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine whether a director or Officer has realized profit subject to the short- swing profit rule described above, but Rule 16b-3 creates an exemption for, or permits Mobileye’s board of directors or a qualifying committee to exempt, certain transactions between (i) a director or Officer and (ii) Mobileye or certain benefit plans sponsored by Mobileye.

Under this Rule certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for purposes of the short-swing profit rule, provided that the benefit plan meets various statutory requirements.

Mobileye’s employee equity incentive plan meets these requirements, and therefore an ordinary-course acquisition of equity securities under such plan is not generally treated as a “purchase” subject to the short-swing profit rule.

Mobileye Confidential	Page 13 of 13